                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

 NISOURCE CAPITAL MARKETS INC.,                         )
                                                        )
                   Plaintiff,                           )
                                                        )
          v.                                            )
                                                        )
 COLUMBIA ENERGY GROUP, RICHARD F. ALBOSTA, ROBERT      )     Civil Action No.
 H. BEEBY, WILSON K. CADMAN, JAMES P. HEFFERNAN,        )
 KAREN L. HENDRICKS, MALCOLM T. HOPKINS, J. BENNETT     )
 JOHNSTON, MALCOLM JOZOFF,  WILLIAM E. LAVERY,          )
 GERALD E. MAYO, DOUGLAS E. OLESEN AND OLIVER G.        )
 RICHARD III,                                           )
                                                        )
                   Defendants.                          )
                                                        )
                                                        )
                                                        )
                                                        )


                                    COMPLAINT

                  Plaintiff NiSource Capital Markets Inc. ("NCM"), by its attorneys and upon knowledge as to itself and otherwise upon information and belief, states as follows for its complaint against Defendants:

                  1. This is an action for equitable relief and for an order pursuant to 8 Del. C. Section 211(c), to require Defendants to reopen the 1999 annual meeting of stockholders of Defendant Columbia Energy Group ("CEG"). This remedy is necessary because Defendants have deprived CEG stockholders of their contractual right to elect the directors of CEG in violation of CEG's statutory obligations, its certificate of incorporation and by-laws and the individual Defendants' fiduciary duties, by failing to permit a stockholder vote at the 1999 annual meeting of stockholders on the minimum number of directors required by CEG's certificate of incorporation.

                                     PARTIES

                  2. Plaintiff NCM is a wholly owned subsidiary of NiSource Inc. ("NiSource") and is an Indiana corporation with its principal place of business at 801 East 86th Avenue, Merrillville, Indiana 46410. NCM is an owner of CEG common stock.

                  3. Defendant CEG is a Delaware corporation with its principal place of business at 13880 Dulles Corner Lane, Herndon, Virginia 20171.

                  4. Defendant Oliver G. Richard ("Richard") was at all relevant times the Chief Executive Officer, Chairman, President of CEG.

                  5. Defendants Richard, Richard F. Albosta, Robert H. Beeby, Wilson K. Cadman, James P. Heffernan, Karen L. Hendricks, Malcolm T. Hopkins, J. Bennett Johnston, Malcolm Jozoff, William E. Lavery, Gerald E. Mayo and Douglas
E. Olesen (the "Director Defendants") are the directors of CEG.

                                     COUNT I

         (Deprivation of Stockholders' Contractual Right to Vote for Directors)

                  6. Plaintiff repeats and realleges each allegation contained in paragraphs 1 through 5 as if fully set forth herein.

                  7. Under CEG's restated certificate of incorporation ("Certificate of Incorporation") and CEG's by-laws (the "By-Laws"), Plaintiff and the other stockholders of CEG have the contractual right to vote to elect all of the directors to succeed those directors whose terms expire at the annual meeting of stockholders.

                  8. The Certificate of Incorporation provides that CEG's board of directors "shall consist of not less than thirteen (13) . . . persons," who are to be divided into three classes and each of whom is to serve a three-year term. The By-Laws contain an identical provision.

                  9. Immediately prior to the 1999 annual meeting of CEG stockholders, CEG had thirteen directors on the board of directors, the minimum permitted under the Certificate of Incorporation and the By-Laws.

                  10. At that time, Class III of the CEG board of directors consisted of five directors. Pursuant to the Certificate of Incorporation, the terms of those directors were to expire at the 1999 annual meeting of CEG stockholders.

                  11. The 1999 annual meeting of CEG's stockholders was held on May 19, 1999.

                  12. Of the five CEG directors whose terms were expiring at the 1999 annual meeting of stockholders, four of those directors stood for reelection at the meeting. The remaining director, William R. Wilson ("Wilson"), was retiring and chose not to stand for reelection.

                  13. Although CEG was required to elect five Class III directors in order to maintain the minimum number of directors required by the Certificate of Incorporation and the By-Laws, the Director Defendants proposed a slate of only four directors at the 1999 annual meeting of stockholders -- specifically, the four incumbent directors who were seeking reelection. The Director Defendants failed to provide for a stockholder vote on the election of a successor to retiring director Wilson. Accordingly, only four directors were elected as a result of the 1999 annual meeting of stockholders.

                  14. Starting immediately after the 1999 annual meeting of stockholders on May 19, 1999 and continuing to the present, CEG's board of directors has consisted of only twelve directors, in violation of the requirements of the Certificate of Incorporation and the By-Laws.

                  15. The Director Defendants owe fiduciary duties of care, good faith and loyalty to the CEG stockholders, including Plaintiff.

                  16. The Director Defendants are managing CEG in violation of their fiduciary duties to stockholders, including Plaintiff, by depriving Plaintiff and the other stockholders of CEG of their legal and contractual rights to vote to elect a director to succeed retired director Wilson.

                  17. The actions of the Director Defendants were taken under circumstances that raise serious questions about the motives for those actions. In particular, on two occasions in April 1999, NiSource had proposed to acquire all of the shares of CEG through a cash merger. In the weeks preceding the 1999 annual meeting of CEG stockholders, the Director Defendants had decided to resist NiSource's offer and had communicated that rejection to NiSource. The effect of the Director Defendants' actions, in failing to provide stockholders with an opportunity to vote to elect the director to succeed retired director Wilson, was to ensure that the Director Defendants would not be confronted with the independent judgment of a non-incumbent director during a time when the Director Defendants were committed to presenting a united front to resist NiSource's advances, which the Director Defendants anticipated NiSource would continue to pursue.

                  18. By disenfranchising CEG stockholders, the Director Defendants have inflicted irreparable harm on Plaintiff and the other CEG stockholders.

                  19. Because the unfilled director position created by Wilson's resignation was open at the time of the 1999 annual meeting of CEG stockholders, and because the Director Defendants were aware of that opening at the time of that meeting, that position is not a vacancy or a newly-created directorship that the Director Defendants may fill themselves pursuant to the Certificate of Incorporation, the By-Laws or Section 223 of the General Corporation Law of the State of Delaware.

                  20. Plaintiff and the other CEG stockholders have no adequate remedy at law.

                                    COUNT II

                  (Summary Order Pursuant to 8 Del. C. Section 211(c))

                  21. Plaintiff repeats and realleges each allegation contained in paragraphs 1 through 20 as if fully set forth herein.

                  22. At the 1999 annual meeting of CEG stockholders, Defendants failed to conduct all of the business that was required to be conducted pursuant to the Certificate of Incorporation, the By-Laws and 8 Del. C. Section 211(b). Namely, Defendants failed to nominate, and failed to provide CEG stockholders the opportunity to vote on, a sufficient number of directors to conduct the business of CEG, as established by the Certificate of Incorporation and the By-Laws.

                  23. This failure to hold an annual meeting of stockholders at which all required action was to be taken has persisted for more than 30 days after May 19, 1999, the date designated for the 1999 annual meeting of CEG stockholders.

                  24. As a stockholder of CEG, Plaintiff hereby applies for entry of a summary order, pursuant to 8 Del. C. Section 211(c), requiring that Defendants reopen the 1999 annual meeting of stockholders for consideration of any business that may be properly brought before the meeting, including in particular the election of a sufficient number of directors to conduct the business of CEG in accordance with the Certificate of Incorporation and the By-Laws.

                  25. Plaintiff and the other CEG stockholders have no adequate remedy at law.

                  WHEREFORE, Plaintiff respectfully requests that this Court enter an order pursuant to 8 Del. C. Section 211(c), and enter an order enforcing Plaintiff's legal and contractual rights to vote as stockholders of CEG, as follows:

                  1. Requiring Defendants to reconvene the 1999 annual meeting of CEG stockholders for the purpose of electing the fifth director in Class III and for the conduct of such other business as may be properly brought before the meeting;

                  2. Designating the time and place of such meeting, the record date for determination of stockholders entitled to vote and the form of notice of such meeting;

                  3. Providing that, at such reconvened meeting, any stockholder may propose a candidate for election as the fifth director in Class III and may solicit proxies in favor of the election of such candidate and that confer discretionary power to vote in connection with such other business as may be properly brought before the meeting;

                  4. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys' fees; and

                  5. Awarding such further relief as the Court deems just and proper.


                                  POTTER ANDERSON & CORROON LLP


                                  By   /s/ Robert K. Payson
                                    -----------------------------------------
                                           Robert K. Payson (#274)
                                           Arthur L. Dent (#2491)
                                           Philip A. Rovner (#3215)
                                           Hercules Plaza
                                           1313 N. Market Street
                                           P. O. Box 951
                                           Wilmington, Delaware 19899

                                           Attorneys for Plaintiff NiSource
                                           Capital Markets Inc.

Of Counsel:

Paul E. Dengel
SCHIFF HARDIN & WAITE
6600 Sears Tower
Chicago, IL 60606
(312) 258-5500

Michael J. Chepiga
SIMPSON THACHER & BARTLETT
425 Lexington Avenue
New York, NY 10017
(212) 455-2000

Dated:  June 24, 1999
375908